Exhibit 10.34

RESTRUCTURING AGREEMENT

This RESTRUCTURING AGREEMENT (together with the Term Sheet (as defined below), the “Agreement”), dated as of May __, 2008, is made by and among Impart Media Group, Inc., a Nevada corporation (“Impart” or the “Company”), Enable Growth Partners, L.P., Enable Opportunity Partners, L.P., Pierce Diversified Strategy Master Fund, ENA, Hudson Bay Fund, L.P., Hudson Overseas Fund, Ltd. (the “Participating Holders”), and the other signatories listed below.

WHEREAS, the Participating Holders filed an involuntary chapter 11 petition against Impart on February 14, 2008;

WHEREAS, the Company and the Participating Holders have engaged in negotiations with the objective of reaching an agreement for a Restructuring (as defined below) of the Company, including the indebtedness outstanding under the Notes;

WHEREAS, the Company and the Participating Holders now desire to implement a financial restructuring (the “Restructuring”) of the Company that is substantially consistent with the terms and conditions set forth in the term sheet (together with the Exhibits and Schedules attached thereto, the “Term Sheet”) attached hereto as Exhibit A;

WHEREAS, in order to implement the Restructuring, the Company has agreed, on the terms and conditions set forth in this Agreement and the Term Sheet, to use its best efforts to consummate the Restructuring through a pre-negotiated plan of reorganization (the “Reorganization Plan”), the requisite acceptances of which shall be solicited following commencement of voluntary cases (“Chapter 11 Case”) by Impart and Impart, Inc. under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of New York (the “Bankruptcy Court”);

WHEREAS, to expedite and ensure the implementation of the Restructuring, each of the Participating Holders is prepared to commit, on the terms and subject to the conditions of this Agreement and applicable law, to, if and when solicited in accordance with applicable bankruptcy law, vote (or, in the case of managed or advised accounts, instruct its custodial agents to vote) to accept the Reorganization Plan and support its confirmation and to, in either case, perform its other obligations hereunder.

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and each Participating Holder hereby agree as follows:

1.           Term Sheet. The Term Sheet is incorporated herein and is made part of this Agreement. The general terms and conditions of the Restructuring are set forth in the Term Sheet. In the event of any inconsistencies between the terms of this Agreement and the Term Sheet, the Term Sheet shall govern.

2.          Condition Precedent. It is a condition precedent to the effectiveness of this Agreement that (i) the Restructuring as set forth in the Term Sheet be approved by the Company's Board of Directors, which approval shall be obtained prior to the consent of the voluntary Chapter 11 Cases and (ii) that the Chapter 11 Cases are commenced no later than 6:00 p.m. (NY Time) on May 8, 2008, unless extended by the Participating Holders.

3.              Means for Effectuating the Restructuring. The Company shall seek to effectuate the Restructuring through the consent of the voluntary Chapter 11 Case and the confirmation and consummation of the Reorganization Plan.

4.            Preparation of Restructuring Documents.

a)           No later than the date hereof, the Company shall instruct its counsel in consultation with the Participating Creditors to prepare all of the documents necessary to consent to the Chapter 11 Cases (collectively, the “Chapter 11 Documents”), which shall include, without limitation, the following:

i Consents  for relief and required schedules under chapter 11 of the Bankruptcy Code for Impart  and the filing of a voluntary petition by Impart, Inc.(the “Petitions”):

ii A disclosure statement, including customary exhibits, related to the Reorganization Plan (the “Disclosure Statement”) that complies with section 1125 of the Bankruptcy Code;

iii The Reorganization Plan, which shall incorporate the terms and conditions set forth in the Term Sheet and such other terms and conditions agreed upon by the Company and the Participating Holders, including any exhibits and, prior to confirmation, plan supplement documents (which shall include appropriate revised corporate governance documents);

iv A proposed order confirming the Reorganization Plan; and

v Any other typical or necessary motions and applications for relief filed by the Company on the date of the commencement of the Chapter 11 Cases (the “First Day Pleadings”), including a section 363 sale motion for the sale of the “Seattle Business” assets and entry into a Management Agreement with Novus Communication Technologies, Inc., as set forth in the Term Sheet.

Each Chapter 11 Document shall be in the form and substance reasonably acceptable to the Participating Holders prior to its filing with the Bankruptcy Court and shall be prepared jointly with the Participating Holders.

                                b)   Company Undertakings.  The Company hereby agrees to use its best efforts to, as applicable, (i) take all acts reasonably necessary to effectuate and consummate the Restructuring and (ii) implement all reasonable steps necessary to obtain an order of the Bankruptcy Court confirming the Reorganization Plan, in each case, as expeditiously as possible. The Company hereby agrees that it will not take any action inconsistent with this Agreement or the Reorganization Plan.

5.            Conduct of Business. Impart agrees that, prior to the Effective Date (as defined below) of the Reorganization Plan and prior to termination of this Agreement pursuant to Section 9 below, unless the Participating Holders consent to such actions in writing:

a)
The Company shall not (i) directly or indirectly engage in, agree to or consummate any transaction that is not on an arms' length basis or outside the ordinary course of its business (other than the Restructuring) or incur any liability outside the ordinary course of business, or that is not on an arms' length basis, and, if between unaffiliated parties, also on market terms or (ii) enter into any transaction or perform any act which would constitute any breach by it of any of its representations, warranties, covenants or obligations hereunder;

b)
Impart shall maintain its corporate existence and shall maintain its qualification in good standing under the laws of Nevada or other jurisdiction in which it is organized or required to be qualified to do business and is presently so qualified;

c)	The Company shall not pay any dividends to holders of common and/or preferred equity in Impart (the “Old Equity”) or make any distributions to Old Equity;

d)
The Company shall not make any payments on or account of existing indebtedness (other than secured indebtedness after Bankruptcy Court approval upon notice (including to the Participating Holders) and, if necessary, a hearing) other than in the ordinary course of business;

e)
Except as expressly allowed in this Agreement, the Company shall not directly or indirectly, and shall cause each of its direct and indirect subsidiaries not to directly or indirectly do or permit to occur any of the following: (i) issue, sell, pledge, dispose of, or encumber any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of its equity interests; (ii) amend or propose to amend its respective articles of incorporation or comparable organizational documents; (iii) split, combine, or reclassify any outstanding shares of its capital stock or other equity interests, or declare, set aside, or pay any dividend or other distribution payable in cash, stock, property, or otherwise with respect to any of its equity interests; (iv) redeem, purchase, or acquire or offer to acquire any of its equity interests; (v) acquire, transfer, or sell (by merger, exchange, consolidation, acquisition of stock or assets, or otherwise) any corporation, partnership, joint venture, or other business organization or division, or any assets; provided, however, nothing herein shall prohibit E&M Advertising Inc. from collecting its accounts receivable or restructuring its affairs independently in a manner which does not alter or breach  the terms of this Agreement or the Term Sheet;

f)
The Company shall promptly, and in any event within three (3) business days after receipt or knowledge of the same by any of them, notify (i) the Participating Holders, or (ii) counsel for the Participating Holders of any governmental or third party notices, complaints, investigations, hearings, orders, decrees or judgments (or communications indicating that any of the foregoing may be contemplated or threatened) which could reasonably be anticipated to (i) have a Material Adverse Effect (as defined below) or (ii) prevent or delay the timely consummation of the Restructuring. “Material Adverse Effect” shall mean any change, event, occurrence, effect, or state of facts that, individually, or aggregated with other such matters, is materially adverse to the business, assets (including intangible assets), properties, prospects, condition (financial or otherwise), or results of operations of the Company and its subsidiaries taken as a whole, but excluding changes, events, occurrences, effects or states of fact that customarily occur as a result of the commencement of a case under chapter 11 of the Bankruptcy Code.

6.           Timetable. The Company shall consent to the Chapter 11 Cases no later than 6:00 p.m. (NY Time) on May 8, 2008. The Reorganization Plan and Disclosure Statement shall be filed as soon as practicable after commencement of the Chapter 11 Cases but in no event later than June 10, 2008, unless such time is extended by the Participating Holders.

7.           Termination of Agreement. At the election of the Participating Holders, this Agreement shall terminate upon the occurrence of any “Agreement Termination Event” or a “Company Termination Event” (each as hereinafter defined), unless the occurrence of such Agreement Termination Event is waived in writing by the Participating Holders. If any Agreement Termination Event occurs (and has not been waived) or a Company Termination Event occurs at the time when permission of the Bankruptcy Court shall be required for any Participating Holder to change or withdraw (or cause to be changed or withdrawn) its votes to accept the Reorganization Plan, the Company shall not oppose any attempt by such Participating Holder to change or withdraw (or cause to be changed or withdrawn) such votes at such time. Upon the occurrence of an Agreement Termination Event, unless such Agreement Termination Event is waived in accordance with the terms hereof, or upon the occurrence of a Company Termination Event, this Agreement shall terminate and no party hereto shall have any continuing liability or obligation to any other party hereunder and (i) each of the Participating Holders shall have all rights and remedies available to it under the applicable law and (ii) the obligations of each of the parties hereunder shall thereupon terminate and be of no further force and effect with respect to each party.

An “Agreement Termination Event” shall mean any of the following events, upon which the Agreement shall automatically terminate following the occurrence of such event, other than with respect to items (i), (ii), (iv) and (vii), upon which the Agreement shall terminate if such event remains uncured for five (5) days after receipt of written notice from the Required Participating Holders following the occurrence of such event:

i The Company shall have breached any provision of this Agreement, including but not limited to, ceasing to take any steps that are reasonably necessary to obtain approval of the Disclosure Statement and/or confirmation of the Reorganization Plan, as applicable;

ii Any representation or warranty made by the Company to any Participating Holder in this Agreement or any term of the Term Sheeet, including the projected amount of claims, shall have been untrue in any material respect when made or any breach of any covenant or material provision hereof by the Company shall have occurred, provided that  Impart shall have five (5) days to cure any such default after notice thereof;

iii The Company takes formal action (including, without limitation, the filing of a pleading in the Chapter 11 Case), or announces an intention to take or pursue action, inconsistent with (i) the Term Sheet or (ii) any of the Chapter 11 Documents, or selects the treatment of any claim or class from the contemplated alternatives set forth in the Term Sheet without the consent and approval of the Participating Holders;

iv The Chapter 11 Documents, including, without limitation, the Reorganization Plan, contain any term or condition (a) not set forth in the Term Sheet or (b) inconsistent with the Term Sheet, and such term or condition is not reasonably acceptable to the Participating Holders;

v There shall have been issued or remain in force any order, decree, or ruling by any court or governmental body having jurisdiction restraining or enjoining the consummation of or rendering illegal the transactions contemplated by this Agreement or the Reorganization Plan;

vi The Company shall propose, consent to, support, acquiesce or participate in the formulation of any out-of-court restructuring, any chapter 7 or chapter 11 plan of reorganization or liquidation or any other such similar reorganization or liquidation (whether foreign or domestic) other than the Restructuring as set forth on the Term Sheet and other than as agreed to by the Participating Holders;

vii The occurrence of a Material Adverse Effect;

viii If any of the final forms of the documents prepared in connection with or related to the Restructuring (including, without limitation, any stockholders' agreement, any certificate of incorporation, any bylaws, any document concerning the corporate governance of the Company upon the consummation of the Reorganization Plan or any document concerning the rights of Company shareholders or debtholders upon the consummation of the Reorganization Plan) necessary for the implementation of the Restructuring are not reasonably acceptable to the Participating Holders, including being inconsistent with any provisions of the Term Sheet;

ix The exclusive periods (as provided for in section 1121 of the Bankruptcy Code) to (a) file a plan of reorganization or (b) solicit acceptances thereof are terminated or expire as to any party other than the Participating Holders;

x The Disclosure Statement is not approved by the Bankruptcy Court as containing adequate information (as that term is used in section 1125 of the Bankruptcy Code) on or before forty-five (45) days following the filing of the Disclosure Statement, subject to Court availability;

xi The Reorganization Plan shall not have been confirmed by order (the “Confirmation Order”) entered by the Bankruptcy Court on or before 120 days following the date that the Chapter 11 Cases have been commenced (the “Petition Date”):

xii A trustee or examiner with enlarged powers shall have been appointed under section 1104 or 105 of the Bankruptcy Code for service in the Chapter 11 Cases;

xiii Any of the Chapter 11 Cases shall have been converted to a case under chapter 7 of the Bankruptcy Code;

xiv The Confirmation Order is not in form and substance reasonably acceptable to counsel for the Participating Holders; and

xv.	Any affiliate or subsidiary of the Company object to the terms of this Agreement, the Term Sheet, or the proposed transactions contemplated thereby; or

xvi.	If the projected amount of claims set forth on the Term Sheet is inaccurate and the allowed amount of such claims exceeds the amounts set for on the Term Sheet by at least $15,000 in the aggregate.

A Participating Holder may rescind its vote on the Reorganization Plan (which vote shall be null and void and have no further force and effect) by giving written notice thereof to the other Participating Holders and the Company if: (a) the Reorganization Plan is modified to provide any term that is inconsistent with the Term Sheet, (b) after filing the Reorganization Plan, the Company (i) submits a second or amended plan of reorganization that changes, modifies, or deletes any provision of the Term Sheet in any respect, or (ii) moves to withdraw the Reorganization Plan, or (c) the Company fails to satisfy any term or condition set forth in this Agreement. After giving notice pursuant to this Section and no cure having occurred within five (5) days after the Company's receipt of such notice, this Agreement shall be of no force and effect with respect to and as between the terminating Participating Holder and the Company.

8.              Representations and Warranties. The Company represents and warrants that (i) to the extent applicable, it is duly organized, validly existing, and is or will be in good standing under the laws of the jurisdiction of its formation, (ii) its execution, delivery, and performance of this Agreement are within the power and authority of such party and have been duly authorized by such party and that no other approval or authorization is required, (iii) this Agreement has been duly executed and delivered by it and constitutes its legal, valid, and binding obligation, enforceable in accordance with the terms hereof, subject to bankruptcy, insolvency, fraudulent conveyance, and similar laws affecting the rights or remedies of creditors generally, and (iv) none of the execution and delivery of this Agreement or compliance with the terms and provisions hereof will violate, conflict with, or result in a breach of, its certificate of incorporation or bylaws or other constitutive document, any applicable law or regulation, any order, writ, injunction, or decree of any court or governmental authority or agency, or any agreement or instrument to which it is a party or by which it is bound or to which it is subject.

Each Participating Holder represents and warrants that it is either the beneficial owner, of the principal amount of the Notes set forth in the signature pages hereof.

9.              Public Disclosures. Prior to the issuance of any public disclosures regarding the Restructuring (including this Agreement), the Company shall consult with the Participating Holders as to the form and substance of such public disclosures related to the Restructuring (including this Agreement) or the transactions contemplated hereby.

10.           Covenants.

a)
Each Participating Holder, Impart and its affiliates and subsidiaries including without limitation, Impart, Inc. and  E&M Advertising, Inc. aka Impart Advertising, Inc (“E&M”) agree to use best efforts to (i) support and complete the Restructuring and (ii) do all things reasonably necessary and appropriate in furtherance thereof.

b)
Each party hereby further covenants and agrees to negotiate the definitive documents relating to the Restructuring in good faith. The Company shall keep the Participating Holders apprised of any discussions, negotiations or meetings with any other creditor constituency.

11.            Impact of Appointment to Creditors' Committee. Notwithstanding anything herein to the contrary, if any Participating Holder is appointed to and serves on an official committee of creditors in the Chapter 11 Cases, the terms of this Agreement shall not be construed so as to limit such Participating Holder's exercise (in its sole discretion) of its fiduciary duties, if any, to any person arising from its service on such committee, and any such exercise of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement.

12.           Approval, Acceptance, Waiver, or Consent by Participating Holders. Where this Agreement provides that the Participating Holders may agree, waive, accept, consent, or approve any action or document, including, but not limited to, the Participating Holder's approval of documents in “form and substance reasonably acceptable” to the Participating Holders, then approval by Participating Holders owning at least 80% in principal amount of the Notes owned by all of the Participating Holders (“Required Participating Holders”) will constitute such agreement, waiver, acceptance, consent, or approval, as applicable. The Participating Holders agree that they will respond to any waiver, approval, request for acceptance, or consent sought by the Company within three (3) business days.

13.           Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the state of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this agreement, each of the parties hereby irrevocably and unconditionally agrees for itself that any legal action, suit, or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding, shall be brought in the United States District Court for the Southern District of New York or in any New York aware state court, and, by execution and delivery of this Agreement, each of the parties hereby irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit, or proceeding and agrees that service of process in connection therewith shall be effective if made by first class mail and shall not contest the form of manner of such service. Notwithstanding the foregoing consent to New York jurisdiction, upon the commencement of the Chapter 11 Cases, the parties agree that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with the Participating Holders' obligations under this Agreement and that the parties shall not seek to enforce this Agreement in any other court.

14.           Specific Performance. It is understood and agreed by the parties to this Agreement that money damages would not be a sufficient remedy for any breach of this Agreement by any party, and each non-breaching party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court requiring any party to comply promptly with any of its obligations hereunder.

15.            Reservation of Rights. This Agreement and the Reorganization Plan are part of a proposed settlement of disputes among the parties hereto. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of the Company and each of the Participating Holders to protect and preserve its rights, remedies and interests, including without limitation, with respect to each Participating Holder its claims against the Company or its full participation in any bankruptcy case filed by the Company. If the transactions contemplated herein or in the Reorganization Plan are not consummated, or if this Agreement is terminated, the parties hereto fully reserve any and all of their rights. Pursuant to Rule 408 of the Federal Rules of Evidence and any applicable state rules of evidence, this Agreement shall not be admitted into evidence in any proceeding other than a proceeding to enforce its terms.

16.           Headings. The headings of the Sections and Subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

17.           Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the parties and their respective successors, assigns, heirs, executors, administrators and representatives. The agreements, representations and obligations of the Participating Holders under this Agreement are, in all respects, several and not joint.

18.          Notice. Notices given under this agreement shall be to:

If to the Company:

Impart Media Group, Inc.
1300 Northlake Way
Seattle, Washington 98103
Attn: Joseph Martinez

-and-

Finkel, Goldstein Rosenbloom & Nash, LLP
26 Broadway
Suite 711
New York, New York 1004-1730
Attn: Kevin J. Nash

If to Any Participating Holder or the Participating Holders:

At the address set forth on the signature pages hereto

-and-

Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022-1106
Attn:  Adam H. Friedman, Esq.

19.           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. This Agreement may be executed and delivered by hand, facsimile, or by electronic mail in portable document format.

20.           Amendments and Waivers. This Agreement may not be modified, amended, or supplemented except in writing signed by the signatories to this Agreement.

21.           No Third Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the parties hereto and no other person or entity, provided however that Novus shall be a third party beneficiary of the consents and releases by E&M under the term sheet.

22. .          No Solicitation. This Agreement is not and shall not be deemed to be a solicitation for votes in favor of the Reorganization Plan in the Chapter 11 Cases. Each of the Participating Holders' votes with respect to the Reorganization Plan will not be solicited until such Participating Holder has received the Reorganization Plan and Disclosure Statement. Each party hereto acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. The provisions of this Agreement shall be interpreted in a reasonable manner to effectuate the intent of the parties hereto.

23. .          Consideration. It is hereby acknowledged by the parties hereto that no consideration shall be due or paid to the Participating Holders for their agreement to vote to accept the Reorganization Plan in accordance with the terms and conditions of this Agreement other than the Company's agreement to commence the Chapter 11 Cases and, if applicable, to use its best efforts to take all steps necessary to obtain approval of the Disclosure Statement and to seek to confirm, consummate and implement the Reorganization Plan in accordance with the terms and conditions of the transaction contemplated by the Restructuring and this Agreement.

24. Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.sad

25.  RELEASES.

                  (a) EACH OF THE INDIVIDUAL SIGNATORIES BELOW (MESSRS. JOSEPH MARTINEZ, LAIRD LAABS AND STEPHEN WILSON),  BEING OFFICERS OR DIRECTORS, HEREBY RELEASES AND FOREVER DISCHARGES IMPART AND IMPART, INC. AND THEIR RESPECTIVE ESTATES (THE "RELEASED PARTIES") FROM ANY AND ALL SECURED, PRIORITY, OR ADMINISTRATIVE CLAIMS, LIABILITIES, DAMAGES, COSTS, EXPENSES OR DEMANDS OF ANY NATURE, WHATSOEVER KNOWN OR UNKNOWN, ACCRUED OR UNACCRUED, WHICH SUCH INDIVIDUALS, THEIR AFFILIATES, SUCCESSORS OR ASSIGNS HAVE, EVER HAD OR MAY HAVE IN THE FUTURE AGAINST THE RELEASED PARTIES.  EACH OF THESE INDIVIDUALS HAS HAD THE ADVICE OF COUNSEL IN RELEASING AND WAIVING SUCH CLAIMS.

                  (b) E&M ADVERTISING, INC A/K/A IMPART MEDIA ADVERTISING, INC  AND THEIR AFFILIATES, ESTATES AND ASSIGNS (THE “ADVERTISING DIVISION RELEASORS”), HEREBY RELEASE AND FOREVER DISCHARGE IMPART AND IMPART, INC. AND THEIR RESPECTIVE ESTATES (THE "RELEASED PARTIES") FROM ANY AND ALL CLAIMS, LIABILITIES, DAMAGES, COSTS, EXPENSES OR DEMANDS OF ANY NATURE, WHATSOEVER KNOWN OR UNKNOWN, ACCRUED OR UNACCRUED, WHICH SUCH PARTIES EVER HAD OR MAY HAVE IN THE FUTURE AGAINST THE RELEASED PARTIES. THE ADVERTISING DIVISION RELEASORS HAVE HAD THE ADVICE OF COUNSEL IN RELEASING AND WAIVING SUCH CLAIMS.

26.   No Group.  The Participating Holders and the parties hereto agree and acknowledge that this Agreement and the transactions contemplated hereby and by the Restructuring and under the Plan shall not in any way constitute or imply the formation of a group (as contemplated by Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, or otherwise).  No agreements, arrangements, commitments or understandings with respect to the securities of the Company or the new common stock of the Reorganized Debtor exists or shall be deemed to exist between or among the parties hereto by virtue of this Agreement and transactions contemplated hereby.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

IMPART MEDIA GROUP, INC.

By:
Name:
Title:
IMPART, INC.

By:
Name:
Title:

PARTICIPATING HOLDERS:

Enable Growth Partners, L.P.

By:

Enable Opportunity Partners, L.P.

By:

Pierce Diversified Strategy Master Fund, ENA

By:

Hudson Bay Fund, L.P.
By:

Hudson Overseas Fund, Ltd.
By:

ACKOWLEDGED AND AGREED TO:

E&M ADVERTISING INC. a/k/a IMPART MEDIA ADVERTISING, INC.

By:
Name:

JOSEPH MARTINEZ

By:
Name:

LAIRD LAABS

By:
Name:

STEPHEN WILSON

By:
Name:

TERM SHEET FOR PROPOSED RESTRUCTURING

OF

IMPART MEDIA GROUP, INC.

The following is an outline of the principal terms and conditions of a proposed restructuring (the “Restructuring”) submitted by certain individual holders (the “Noteholders” or “Participating Holders”) of the 6% Convertible Notes Due 2009 (the “Notes”) issued by Impart Media Group (“Impart”).  This term sheet (“Term Sheet”) is subject to, among other things, definitive documentation and is for discussion purposes only. This Term Sheet and the proposals contained herein are subject to, among other conditions, the completion of legal, financial and other due diligence by the Noteholders and their advisors and does not, and shall not be construed to, indicate the agreement by any parties, including the Noteholders, to support the Restructuring contemplated hereby until mutually agreeable, definitive documentation is executed and delivered. This Term Sheet does not contain all of the terms of any proposed restructuring and shall not be construed as (i) an offer capable of acceptance, (ii) a binding agreement of any kind, (iii) a commitment to enter into, or offer to enter into, any agreement or (iv) an agreement to file any plan of reorganization or disclosure statement or consummate any transaction or to vote for or otherwise support any plan of reorganization or any restructuring. Nothing in this Term Sheet shall affect in any way, nor be deemed a waiver of, any of the rights of any Noteholder under the Notes or any other document or under applicable law.

This Term Sheet is not a solicitation of acceptances or rejections with respect to any restructuring or plan of reorganization. Any such solicitation will be conducted in accordance with the Bankruptcy Code and/or applicable securities laws.

This Term Sheet and all related communications are for discussion and settlement purposes only and shall be deemed to be settlement negotiations and subject to Rule 408 of the Federal Rules of Evidence and any other applicable state or federal law or rule.

26. FUNDING AND IMPLEMENTATION OF THE RESTRUCTURING

The Restructuring shall be implemented through consummation of a confirmed chapter 11 plan of reorganization of Impart satisfactory to the Noteholders (the “Plan”).  Any plan for such subsidiary or affiliate or other disposition of such subsidiary's or affiliate's assets shall be satisfactory to the Noteholders and shall be consummated no later than at consummation of the Plan.

a) Pre-Petition Loan

The Restructuring shall be funded from a pre-petition senior secured loan to Impart and Impart, Inc  from the Noteholders  in the amount of $25,000 (the “Loan”).  The Loan shall be secured against the assets of Impart and Impart, Inc. and accrue interest at 12% per annum and be senior and prior to all of Impart and Impart, Inc.’s  liabilities.  The Loan shall mature on the earlier of (x) the effective date of the Plan or (y) 120 days from the date of issuance.  A condition of this loan will require both of Impart’s subsidiaries to consent to the terms of the Restructuring and the Term Sheet.  In the event Bankruptcy Court approval is required, Impart and any co-debtor shall file the necessary motion to confirm and approve the terms of the Pre-Petition Loan.

             (b)  DIP Loan

           The Restructuring may be funded from a DIP Loan received from the Noteholders as DIP Lender, in the amount of up to $50,000 (including the pre- petition Loan of $25,000), provided that such a loan may be made at the sole discretion of the Noteholders and nothing shall require the Noteholders to make such a DIP loan.  If made, the DIP Loan shall accrue interest at 12% and be senior and prior to all of  pre-petition and post-petition liabilities and shall constitute allowed super-priority liens and claims under Bankruptcy Code section 364 (c), except for quarterly US Trustee fees.  The Loan shall mature on the Effective Date of a Plan.

As a pre-condition to issuance by the DIP Lender of the DIP Loan, the Debtor and Reorganized Debtor agree to issue to the DIP Lender, with Bankruptcy Court approval, a common stock purchase warrant (the “Warrant”) in a form and substance satisfactory to the DIP Lenders in their sole discretion and exercisable by the DIP Lender at any time after issuance into up to 20% of the outstanding equity interests of the Reorganized Debtor for an exercise price of $0.01 per share.  At the time the warrant is issued, the DIP Lender agrees to pay a purchase payable by forgiveness of the DIP Facility.

(c) Sale Transaction

Impart and Impart, Inc. shall sell certain assets known generally as the “Seattle Business” assets to Novus Communication Technologies, Inc. (“Novus”) pursuant to the terms of that certain Asset Purchase Agreement (the “APA”) between the Impart, Impart, Inc. and Novus, or such higher or better bidder at a sale under section 363 of the Bankruptcy Code.   The motion to sell such assets shall be filed on the Petition Date.   As part of the sale transaction, and upon approval of the Bankruptcy Court, Novus will manage the Seattle Business pursuant to the terms of that certain Management Agreement between the Impart, Impart, Inc. and Novus (the ‘Management Agreement”).  Under the terms of the Management Agreement, Novus will be entitled to the revenues generated by and be responsible for payment of the ordinary business expenses of, the Seattle Business as set forth in detail therein.  Impart Media Advertising, Inc. a/k/a  E&M Advertising Inc. (“E&M”) shall (i) consent to the sale of the assets to Novus, (ii) consent to the Management Agreement with Novus and (iii) provide Novus with a general release from liability in relation to the APA and the Management Agreement upon terms that are acceptable to Novus, in its sole discretion.

            (d) Merger Transaction

On the Effective Date or thereafter, Impart shall merge with and into the Reorganized Debtor, provided however that E&M shall not be part of the Reorganized Debtors, and shall address its liabilities separately, provided however, that if E&M or any party acting on their behalf later objects to the terms of this Term Sheet , the Restructuring Agreement, or any plan or disclosure statement  filed in connection therewith, the board of E&M has determined that a joint filing of all entities shall be made, and a single plan of liquidation on a substantively consolidated basis shall be filed and pursued whereby all assets and all claims of Impart, Impart, Inc. and E&M shall be combined and substantively consolidated.  The Restructuring shall provide for the merger of a company to be identified and agreed upon by the Noteholders, with and into the Debtor on the Effective Date or thereafter in a reverse merger or similar transaction, thereby preserving the public entity nature of the Debtor for the benefit of the Reorganized Debtor, its creditors, and the merger parties.  The issuance of shares under the merger and under the Plan shall be exempt from the registration requirements of the Securities Act pursuant to 11 U.S.C. § 1145.

27. TREATMENT OF IMPART CLAIMS AND INTERESTS UNDER PLAN.

The Plan shall classify and provide treatment for Impart claims and interests as described below. Except as specified below, Impart claims and interests shall be satisfied in full by the delivery of the applicable consideration on or, with respect to any class other than the Note class, as soon as practicable after the effective date of the Plan (the “Effective Date”).  If required and requested by the Noteholders, the assets and liabilities of Impart, Inc. shall be substantively consolidated with Impart, and shall be treated on a pro-rata consolidated basis as set forth below.

Administrative Expense Claims
Each holder of an allowed Administrative Expense Claim shall, in full and final satisfaction of such allowed Administrative Expense Claim, be paid either (i) in cash, in full on the later of (x) the Effective Date and (y) the date such claim becomes due and payable in the ordinary course of business or (ii) on such other terms and conditions as may be agreed between the holder of such claim, on the one hand, and Impart and the Noteholders, on the other hand.

Administrative Expense Claims shall include all reasonable fees and expenses incurred by Participating Holders in formulating the Plan, Disclosure Statement and other required documents, and shall be allowed under Bankruptcy Code section 503(b)  (the “503(b) Claims”).  On the Effective Date, the 503(b) Claims shall be paid in full or cash, or at the election of the Participating Holders , released and waived in return for New Common Stock on the same valuation as Other Secured Debt, below (namely, 10% of New Common Stock for every $25,000 in claims).  The New Common Stock to be issued under this section shall be exempt from the registration requirements of the Securities Act pursuant to 11 U.S.C. § 1145.  In the event the foregoing is not approved by the Bankruptcy Court, such claims shall be paid in full in cash on the Effective Date.

Professional fees of the Debtor shall be capped at $50,000 (inclusive of any pre-petition payments or retainers provided by the Company), and any excess unpaid fees shall be waived and released against Impart and not required to be paid in full in cash upon confirmation of Impart’s chapter 11 case.

All unpaid claims, including without and administrative or “gap claims” of officers or their affiliates including without limitation, Joseph Martinez, Laird Laabs, and Stephen Wilson shall be waived and released by such officers upon execution of the Restructuring Agreement by such parties.

Priority Non-Tax Claims [$92,889.49]
Each holder of an allowed Priority Non-Tax Claim shall, in full and final satisfaction of such Priority Non-Tax Claim, be paid in full in cash on the Effective Date.  These claims shall be paid from the sale proceeds of the Seattle Business to Novus or such higher or better bidder.

The “gap claims” arising from and after the filing of the involuntary petition set forth in Schedule 4.2(a) of the APA shall be assumed by Novus.

All unpaid claims, including without limitation wage and expense claims of officers or their affiliates, including without limitation, Joseph Martinez, Laird Laabs, and Stephen Wilson shall be waived and released by such officers upon execution of the Restructuring Agreement by such parties.

Priority Tax Claims [$68,500]
Each holder of an allowed Priority Tax Claim shall, in full and final satisfaction of such allowed Priority Tax Claim, be paid in full through deferred cash payments in an aggregate principal amount equal to the amount of the allowed claim plus interest on the unpaid portion at the rate of 5% per annum from the Effective Date through the date of payment thereof .   These claims shall be paid from the sale proceeds from the Seattle Business to Novus or such higher or better bidder.

DIP Facility [if applicable, up to $50,000]
On the Effective Date, the DIP Lender shall purchase the Warrant (described above).  The New Common Stock to be issued under the Warrant shall be exempt from the registration requirements of the Securities Act pursuant to 11 U.S.C. § 1145; provided, however, that if the merger parties elect not to consummate the Merger, unless otherwise agreed in writing by the DIP Lender, the Debtor shall satisfy the DIP Lenders’ Claim by payment in full in cash to the extent any funds are made available from the sale of the Seattle Business.

Other Secured Debt, including the Pre-petition Secured Loan from the Noteholders [$25,000]
Each allowed Other Secured Debt Claim shall be unimpaired.

Each holder of an allowed Other Secured Debt Claim shall receive, in full and final satisfaction of such allowed Other Secured Debt Claim: (i) cash on the Effective Date equal to the allowed amount of such Other Secured Debt Claim; (ii) treatment that leaves unaltered the legal, equitable, and contractual rights to which such allowed Other Secured Debt Claim entitles the holder of such claim; (iii) reinstatement of the allowed portion of such Other Secured Debt Claim; or (iv) such other treatment as may be agreed upon with the holder of such allowed Other Secured Debt Claim on the one hand and Impart and the Noteholders on the other hand.

Alternatively,  the Noteholders may convert the pre-petition secured Loan into 10% of New Common Stock of the Reorganized Debtor, which shall be exempt from the registration requirements of the Securities Act pursuant to 11 U.S.C. § 1145

The Noteholders shall select the treatment from the four options set forth above.

General Unsecured Claims
General Unsecured Claims shall be impaired.

Each holder of an allowed General Unsecured Claim shall receive, in full and final satisfaction of such allowed General Unsecured Claim its pro-rata share available cash from the net sale proceeds of the sale of the Seattle Business assets  (excluding the public shell), after payment of Administrative Expense Claims , Priority Non-Tax Claims, Priority Tax Claims, DIP Facility Claims (if paid in cash), and Other Secured Claims.

Noteholder Claims
Noteholder Claims shall be impaired.

Each holder of an allowed Noteholder Claim shall receive, in full and final satisfaction of such allowed Noteholder Claim, its pro-rata share of 100% of the common stock of the Reorganized Debtor (“New Common Stock”) subject only to dilution any distribution of New Common Stock to (x) the Pre-Petition Loan, described above (y) holders Administrative Expense Claims, Priority Non-Tax Claims, Priority Tax Claims, DIP Facility Claims, and Other Secured Claims, in the event there is insufficient cash to pay such creditors in full or (z) any merger party.

The Plan shall allow the Noteholder Claims in the amount of outstanding principal and accrued and unpaid interest as of the petition date  (plus any other amounts due under Notes and allowable under the Bankruptcy Code).

Common and Preferred Equity in Impart (the “Old Equity”)
All common and preferred equity interests of any kind in Impart, including any options, warrants, and other agreements to acquire the same (including any arising under or in connection with any purchase or employment agreement), shall be cancelled and extinguished and holders thereof shall neither retain nor receive any distribution of property or assets on account of their interests.

Intercompany Claims
No distributions shall be made under the Plan on account of intercompany claims among and any and all liability on account of such intercompany claims shall be deemed discharged and subject to mutual releases between Impart, Impart Inc,  and E&M .  In the alternative, in the event E&M or its creditors or any third party on its behalf disputes such a waiver and release of intercompany claims, E&M’s  board of directors has unanimously determined that all of the assets and liabilities of Impart , Impart, Inc. and E&M shall be liquidated under the Bankruptcy Code and the cases of Impart, Impart Inc, and E&M shall be substantively consolidated for all purposes and the net recoveries distributed pro rata amongst all creditors of such entities.

For the avoidance of any ambiguity, any and all intercompany claims of E&M as against Impart and Impart, Inc. at law or equity are being fully waived and released by E&M upon execution of the Restructuring Agreement, and no distributions shall be made to E&M or their estates or creditors under the Plan.

28. GOVERNANCE AND MISCELLANEOUS ISSUES.

Board of Directors
The initial Board of Directors of the Reorganized Debtor shall be determined by the Noteholders and designated by Impart with the consent of the Noteholders; provided releases shall be given by the Reorganized Debtor to the old Debtor's Board to the fullest extent approved by the Court.

Management Team	The management team of reorganized debtor shall be selected by and report to the New Board.
Conditions
The Restructuring contemplated by the Term Sheet is subject to the approval of Impart’s Board of Directors prior to the filing of the voluntary chapter 11 cases.

The Agreement set forth in the Term Sheet shall be null and void and of no further force and effect (i) if Impart does not commence a voluntary chapter 11 case by 6:00 p.m. (New York time) on May 7, 2008 and (ii) if Impart, Impart, Inc. and the Noteholders have not entered into an acceptable restructuring agreement by May 8, 2008.

Revesting of Property
Except as expressly set forth herein, all property of Impart and its bankruptcy estate and any and all claims or causes of action of Impart and its bankruptcy estate shall be retained by Impart and shall revest in Reorganized Debtor upon the consummation of the Plan with full discharge and injunctive protection for the Reorganized Debtor.

NOLs	The Debtor shall take all reasonable and appropriate steps to preserve “net operating losses” (NOLs) and to structure any transactions contemplated herein in a manner to preserve NOLs.
Other Plan Terms and Conditions	TBD.
Documentation
All documentation prepared in connection with this Term Sheet, the Restructuring and any documents, including motions, pleadings or orders prepared or filed in connection with the chapter 11 cases shall be in form and substance reasonably satisfactory to the Noteholders. Any plan of reorganization and related disclosure statement and related documentation shall be in form and substance reasonably satisfactory to the Noteholders.

Releases
The Noteholders shall release any and all claims for breach of fiduciary duty or mismanagement against Impart’s Board of Directors and officers arising out of pre-petition conduct to the fullest extent possible and as approved by the Court.

E&M shall provide Novus with a general release from liability in relation to the APA and the Management Agreement upon terms that are acceptable to Novus, in its sole discretion.